Exhibit 99.1
BMP Sunstone Reports Second Quarter 2008 Financial Results
– Company Reports Record Revenue and Operating Income –
PLYMOUTH MEETING, PA, August 11, 2008, (BUSINESS WIRE) – BMP Sunstone Corporation (NASDAQ:BJGP) (“BMP Sunstone” or the “Company”), today announced its financial results from the second quarter of 2008. The Company intends to file its Form 10Q today.
Highlights
–	Record revenues for the quarter of $29.6 million and six months of $47.7 million

–	Non-GAAP operating income for the quarter of $3.3 million and year-to-date of $3.5 million, excludes amortization related to acquisitions and stock based compensation

–	GAAP operating income for the quarter of $1.6 million and year-to-date of $0.2 million

–	Non-GAAP EPS of $0.03 for the quarter and $0.04 year-to-date

–	GAAP net loss of $0.03 per share for the quarter and $0.10 loss per share year-to-date

Three Months Ended
(amounts in thousands, except per share amounts)	June 30, 2008
Non GAAP Net Income (Loss)	$1,318
Non-GAAP EPS*	$0.03

Stock Based Compensation	616
Amortization of Debt Discount and Issuance Cost	977
Amortization Related to Acquisitions	992

GAAP Net Income (Loss)	$(1,267)

GAAP EPS	$(0.03)
Revenues for the second quarter of 2008 were $29.6 million, compared with $7.2 million in the second quarter of 2007. Sunstone contributed $19.6 million in revenues during the second quarter of 2008 and was not yet acquired in the prior year period. Revenues from licensed products were $1.4 million in the second quarter of 2008 as compared to $671,000 in the prior year period. Revenues from distribution were $8.6 million in the second quarter of 2008 compared to $6.5 million in the comparable period of 2007.
Non-GAAP gross profit increased to $16.7 million from $976,000 in the second quarter of 2007. This reflects a gross margin of 56.2%, which is a substantial year-over-year increase from 13.6% in the second quarter of 2007. The increase in gross margin was due to Sunstone revenue contribution, as well as increased licensed products sales, both carry a higher gross margin than distribution revenue.
Non-GAAP income from operations reached $3.2 million, compared with a non-GAAP loss of $1.2 million in the second quarter of 2007. General and administrative expenses as a percentage of revenue improved significantly decreasing to 10.8% of net revenues from 20.6% for 2007.
Non-GAAP net income was $1.3 million, or $0.03 per diluted share, relative to a net loss of $1.1 million, or ($0.04) per diluted share, in the second quarter of 2007.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “Our second quarter 2008 results are the strongest achieved in the Company’s history and we are particularly pleased with our operating profitability. Revenues were $29.6 million which is a $22.5 million increase over the same quarter of 2007 and non-GAAP income from operations was $3.2 million for the quarter as compare to a loss of $1.2 million for the prior year. We entered the second half focusing on our core growth drivers, namely, operational synergies, greater penetration of our existing therapeutic areas, product line extensions to leverage our leading brands and fully established distribution network to achieve continued profit growth.”
Mr. Gao continued, “Through the Sunstone acquisition, we significantly enhanced our product portfolio to include two of China’s leading healthcare brands in therapeutic areas that we believe are extremely compelling: pediatrics and women’s health. With the consolidation of the BMP and Sunstone hospital sales forces, we are expanding our distribution capabilities into more than 1,800 hospitals.”
Balance Sheet
As of June 30, 2008, the Company had cash and cash equivalents of $4.7 million and notes receivable of $17.5 million totaling $22.2 million. Notes receivables are notes received from customers for the settlement of trade receivable balances. All notes receivables are guaranteed by established banks in China and have maturities of six months or less. The Company had long-term debt of $2.9 million as of June 30, 2008. The Company paid $12.3 million in January 2008 for the establishment of the Guangzhou Pharmaceuticals Corporation joint venture and $1.6 million for the completion of the Rongheng acquisition in the second quarter.
Business Update
On June 20, 2008, BMP Sunstone received a letter from the State Food and Drug Administration (SFDA) approving the new brand name for 0.8mm Propess, which has wider usage than the 1.1 mm formulation. Earlier in the quarter, the Company had announced that it received an Import Drug License (IDL) from the SFDA to market the new applicator in China.
On June 26, 2008, BMP Sunstone announced the official launch of Ferriprox® in the People’s Republic of China. The Company will market and distribute Ferriprox under its five-year licensing agreement with Apotex, Inc. Ferriprox is a cost-effective treatment for iron overload in the bloodstream which is often associated with thalassemia, a disease that can lead to organ damage and heart failure. Thalassemia is particularly prevalent in humid environments, like that in Southern China, where it is estimated that 7-8% of the population needs treatment for the disease.
On July 7, 2008, BMP Sunstone announced that it received the New Business License for BMP Sunstone’s establishment of an Enterprise with Foreign Investment in the People’s Republic of China, from the Shanghai Administration for Industry and Commerce (SHAIC). With receipt of this license, BMP Sunstone completed the acquisition of 63.3 percent of Shanghai Rongheng Pharmaceutical Co., Ltd. (“Rongheng”). Through this acquisition, BMP Sunstone has gained direct coverage of 80 percent of the top-tier hospitals and 40 percent of the retail pharmacies in Shanghai.
On July 18, 2008, BMP Sunstone signed a non-binding letter of intent to acquire 75 percent of Zhangjiakou Shengda Pharmaceutical Co., Ltd (“Shengda”) for up to RMB 30.0 million (approximately $4.4 million). The Company expects to complete the transaction by the end of the fourth quarter of 2008. Terms of the acquisition are not yet finalized, as completion is subject to a number of conditions, including finalization of due diligence and definitive documentation. The Company intends to use the cash available at Sunstone to fund the acquisition. The letter of intent also includes a six month exclusivity clause.
Financial Outlook
The Company is raising its guidance for 2008 revenues from at least $96.0 million to a range of $110 to $120 million. This increase is attributable to the addition of Rongheng as well stronger than expected organic growth from our existing business. The Company is expecting to have non-GAAP net income of $4.0 million to $5.0 million. Our non-GAAP guidance of net income excludes stock based compensation, amortization related to the acquisition of Sunstone and Wanwei and debt discount amortization and issuance costs related to the $23 million debt issued in November 2007. The Company’s financial guidance also excludes any potential or pending acquisitions, new product launches and profit sharing from Alliance BMP Limited.
Conference Call
The Company will hold a conference call on August 11, 2008 at 8:30 am ET to discuss fiscal second quarter 2008 results. Listeners may access the call by dialing 1-888-679-8033 or 1-617-213-4846 for international callers, access code: 60190331. A webcast will also be available through BMP Sunstone’s website at www.bmpsunstone.com. A replay of the call will be available through August 18, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 82633547.
Also note that preregistration is available to expedite access to the call. Please visit: https://www.theconferencingservice.com/prereg/key.process?key=PR6BEPHX4
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 50,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the timing of the completion and terms of the proposed acquisition of 75% of Shengda and the Company’s reviewed and net income guidance for 2008. These statements are subject to uncertainties and risks including, but not limited to, negotiating definitive terms and definitive agreements regarding the proposed acquisition, satisfying the conditions in such definitive agreements, regulatory review, sales and marketing, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward- looking statements to reflect events or circumstances after the date hereof.
CONTACT
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
610-940-1675
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)

BMP Sunstone Corporation and Subsidiaries
Non GAAP Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the three months ended June 30,
	2008	2007
Revenues:
Third parties	$27,137	$7,180
Related parties	2,501	0

Total Revenues	29,638	7,180
Cost of Goods Sold	12,970	6,204

Gross Margin	16,668	976

Sales and Marketing Expenses	10,253	733
General and Administration Expenses	3,203	1,476

Total Operating Expenses	13,456	2,209

Income (Loss) From Operations	3,212	(1,233)

Other Income (Expense):
Interest Income	14	119
Interest (Expense)	(844)	(25)

Total Other Income (Expense)	(830)	94

Income (Loss) Before Provision For Income Taxes	2,382	(1,139)
Provision For Income Taxes	1,064	0

Net Income (Loss)	$1,318	$(1,139)

Basic and Fully-Diluted Loss Per Share	$0.03	$(0.04)

Basic and Fully-Diluted Weighted-average Shares Outstanding	39,511	26,739

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the three months ended June 30,		For the Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Third parties	$27,137	$7,180	$44,435	$12,865
Related parties	2,501	—	3,292	—

Total Revenues	29,638	7,180	47,727	12,865
Cost of Goods Sold	13,077	6,204	23,445	11,235

Gross Margin	16,561	976	24,282	1,630

Sales and Marketing Expenses	11,138	733	17,099	1,347
General and Administration Expenses	3,819	1,896	6,975	3,755

Total Operating Expenses	14,957	2,629	24,074	5,102

Profit (Loss) From Operations	1,604	(1,653)	208	(3,472)

Other Income (Expense):
Interest Income	14	119	62	270
Interest (Expense)	(1,611)	(24)	(3,180)	(44)
Debt Issuance Cost Amortization	(210)	—	(420)	—
Equity Method Investment Gain	—	—	996	—

Total Other Income (Expense)	(1,807)	95	(2,542)	226

Loss Before Provision For Income Taxes	(203)	(1,558)	(2,334)	(3,246)
Provision For Income Taxes	1,064	—	1,411	—

Net Loss	$(1,267)	$(1,558)	$(3,745)	$(3,246)

Basic and Fully-Diluted Loss Per Share	$(0.03)	$(0.06)	$(0.10)	$(0.12)

Basic and Fully-Diluted Weighted-average Shares Outstanding	39,511	26,739	37,304	26,664

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
($ amounts in thousands)

	(Unaudited)
	June 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and Cash Equivalents	$4,702	$22,837
Restricted Cash	1,297	1,297
Notes Receivable	17,547	—
Accounts Receivable, net of allowance for doubtful accounts of $51 and $44	29,228	11,707
Inventory, net of allowance for obsolescence of $0	9,501	2,897
Due from Related Party	2,431	—
Other Receivables	2,813	1,379
VAT Receivable	1,451	828
Prepaid Expenses and Other Current Assets	4,982	2,444

Total Current Assets	73,952	43,389
Property and Equipment, net	22,450	745
Investment in Sunstone China Limited	—	33,126
Investment in Alliance BMP	15,093	—
Investments, at Cost	145	137
Other Assets	67,471	3,053
Deferred Taxes	1,565	—
Intangible Assets, net of accumulated amortization	45,712	473

Total Assets	$226,388	$80,923

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable	$27,862	$117
Accounts Payable	19,151	8,784
Deferred Revenue	750	151
Due to Related Parties	3,855	—
Accrued Expenses	17,387	3,952

Total Current Liabilities	69,005	13,004

Long-term debt, net of debt discount	2,910	18,910
Deferred Taxes	10,991	—

Total Liabilities	82,906	31,914

Stockholders’ Equity:
as of March 31, 2008 and December 31, 2007, respectively; 39,492,026 and 31,240,913 Shares Issued and Outstanding as of March 31, 2008 and December 31, 2007, respectively	40	31
Additional Paid in Capital	157,070	66,123
Common Stock Warrants	9,156	9,747
Accumulated Deficit	(31,345)	(27,600)
Accumulated Other Comprehensive Income	8,561	708

Total Stockholders’ Equity	143,482	49,009

Total Liabilities and Stockholders’ Equity	$226,388	$80,923

Non GAAP Reconciliations
($ amounts, except per share amounts in thousands)

	Three Months Ended June 30,
	2008	2007
GAAP Gross Profit	$16,561	976
Amortization Related to Acquisition	107	—

Non GAAP Gross Profit	$16,668	$976

	Three Months Ended June 30,
	2008	2007
GAAP Operating Income (Loss)	$1,604	$(1,653)
Stock Based Compensation	616	356
Amortization Related to Acquisitions	992	64

Non GAAP Operating Income (Loss)	$3,212	$(1,233)

	Three Months Ended June 30,
	2008	2007
GAAP Net Income (Loss)	$(1,267)	$(1,558)
GAAP EPS	$(0.03)	$(0.06)

Stock Based Compensation	616	356
Debt Amortization and Issuance Cost	977	—
Amortization Related to Acquisitions	992	64

Non GAAP Net Income (Loss)	$1,318	$(1,138)

Non GAAP EPS	$0.03	(0.04)